Exhibit T3E.2

Paul S. Aronzon (CA State Bar No. 88781)

Thomas R. Kreller (CA State Bar No. 161922)
Haig M. Maghakian (CA State Bar No. 221954)

MILBANK, TWEED, HADLEY & McCLOY LLP
601 South Figueroa Street, 30th Floor
Los Angeles, California 90017
Telephone:            (213) 892-4000

Facsimile:             (213) 629-5063

Reorganization Counsel for

Debtors and Debtors in Possession

Sallie B. Armstrong (NV State Bar No. 1243)

DOWNEY BRAND LLP

427 West Plumb Lane

Reno, Nevada 89509

Telephone:            (775) 329-5900

Facsimile:              (775) 786-5443

Email:                    sarmstrong@downeybrand.com

Local Reorganization Counsel for

Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT

DISTRICT OF NEVADA

In re: CIRCUS AND ELDORADO JOINT VENTURE, et al., ☐ Affects this Debtor ☒ Affects all Debtors ☐ Affects Silver Legacy Capital Corp. Debtors.	Chapter 11 Case No. BK-12-51156 Case No. BK-12-51157 (Jointly Administered) DEBTORS’ FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION (DATED JUNE 1, 2012)

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION AND COMPUTATION OF TIME			1

A.	DEFINED TERMS		1

B.	RULES OF INTERPRETATION AND COMPUTATION OF TIME		7

	1.	Rules of Interpretation	7

	2.	Computation of Time	8

ARTICLE II. CLASSES OF CLAIMS AND EQUITY INTERESTS			8

ARTICLE III. TREATMENT OF CLAIMS AND EQUITY INTERESTS			9

A.	UNCLASSIFIED CLAIMS		9

	1.	Payment of Administrative Claims	9

	2.	Payment of Priority Tax Claims	10

B.	TREATMENT OF CLASSIFIED CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS		10

	1.	Class 1: Allowed Other Secured Claims	10

	2.	Class 2: Allowed Other Priority Claims	10

	3.	Class 3: Allowed Mortgage Note Claims	11

	4.	Class 4: Allowed US Foods Secured Claims	11

	5.	Class 5: Allowed General Unsecured Claims	11

	6.	Class 6: Equity Interests	12

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN			12

A.	CONTINUED EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED DEBTOR		12

B.	TRANSACTIONS DEPENDENT UPON CLASS 3 ACCEPTANCE/REJECTION		13

	1.	Class 3 Acceptance	13

	2.	Class 3 Rejection	13

C.	FUNDING FOR CASH DISTRIBUTIONS TO OCCUR UNDER THE PLAN		13

D.	CORPORATE GOVERNANCE; EMPLOYMENT AND COMPENSATION		13

	1.	Articles of Incorporation, Certificate of Designations and Bylaws	13

	2.	Directors and Officers of the Reorganized Debtors	14

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	3.	Employment, Retirement, Indemnification and Other Related Agreements and Management Incentive Programs	14

	4.	Corporate Action	14

E.	PRESERVATION OF RIGHTS OF ACTION		15

F.	CANCELLATION AND SURRENDER OF INSTRUMENTS, SECURITIES AND OTHER DOCUMENTATION		15

G.	EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS; EXEMPTION FROM CERTAIN TRANSFER TAXES		15

H.	SUBSTANTIVE CONSOLIDATION		15

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES			16

A.	ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		16

B.	CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES		16

C.	CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES ASSUMED PURSUANT TO PLAN		16

D.	INSURANCE POLICIES		17

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS			17

A.	DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE		17

B.	METHOD OF DISTRIBUTIONS TO HOLDERS OF CLAIMS		17

C.	COMPENSATION AND REIMBURSEMENT FOR SERVICES RELATED TO DISTRIBUTIONS		17

D.	DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS		17

	1.	Delivery of Distributions	17

	2.	Undeliverable Distributions Held by Disbursing Agents and Indenture Trustee	18

E.	DISTRIBUTION RECORD DATE		18

F.	MEANS OF CASH PAYMENTS		18

G.	MINIMUM DISTRIBUTIONS		18

H.	SURRENDER OF CANCELED INSTRUMENTS OR SECURITIES		19

	1.	Tender of Mortgage Notes	19

	2.	Lost, Stolen, Mutilated or Destroyed Mortgage Notes	19

	3.	Failure to Surrender Mortgage Notes	19

ARTICLE VII. PROCEDURES FOR RESOLVING DISPUTED CLAIMS			19

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A.	PROSECUTION OF OBJECTIONS TO CLAIMS	19

B.	TREATMENT OF DISPUTED CLAIMS	19

C.	DISTRIBUTIONS ON ACCOUNT OF DISPUTED CLAIMS ONCE ALLOWED	19

D.	ESTIMATION	19

ARTICLE VIII. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		20

A.	CONDITIONS PRECEDENT TO CONFIRMATION	20

B.	CONDITIONS PRECEDENT TO THE EFFECTIVE DATE	20

C.	WAIVER OF CONDITIONS PRECEDENT	21

D.	EFFECT OF NONOCCURRENCE OF CONDITIONS TO THE EFFECTIVE DATE	21

ARTICLE IX. DISCHARGE, RELEASES, INJUNCTION AND SETTLEMENT		21

A.	DISCHARGE OF CLAIMS	21

B.	CLAIMS ENJOINED	22

C.	GLOBAL SETTLEMENT	22

D.	RELEASES	22

E.	EXCULPATION	23

F.	SUPPLEMENTAL INJUNCTION	23

ARTICLE X. RETENTION OF JURISDICTION		23

ARTICLE XI. MISCELLANEOUS PROVISIONS		24

A.	DISSOLUTION OF COMMITTEE	24

B.	MODIFICATION OF THE PLAN	25

C.	REVOCATION OF THE PLAN	25

D.	SEVERABILITY OF PLAN PROVISIONS	25

E.	SUCCESSORS AND ASSIGNS	25

F.	ISSUANCE OF NOTES UNDER PLAN	25

G.	FILING OF ADDITIONAL DOCUMENTS	26

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INTRODUCTION

Circus and Eldorado Joint Venture, a Nevada general partnership, and Silver Legacy Capital Corp., a Nevada corporation (together, the “Debtors”), propose the following plan of reorganization (the “Plan”) for the resolution of the outstanding claims against and equity interests in the Debtors.  The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code, 11 U.S.C. § 1129.  Reference is made to the Disclosure Statement for Debtors’ First Amended Joint Chapter 11 Plan of Reorganization (Dated June 1, 2012), as well as the additional solicitation materials that may be distributed contemporaneously with the Plan (collectively, the “Disclosure Statement”), for a discussion of the Debtors’ history, business, results of operations, historical financial information, projections and properties, and for a summary and analysis of the Plan.  There also are other agreements and documents that are referenced in the Plan or the Disclosure Statement that will be available for review at such time as they are filed with the Bankruptcy Court.

ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION
AND COMPUTATION OF TIME

A.            Defined Terms

As used in the Plan, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

“Administrative Claim” means a Claim for costs and expenses of administration allowed under sections 503(b), 507(a) or (b) or 1114(e)(2) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the business of the Debtors, including adequate protection claims, if any, (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code, including Fee Claims; and (c) all fees and charges assessed against the Estate under chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1930.

“Allowed Claim” means, except as otherwise provided herein: (a) a Claim that has been listed by any Debtor in its Schedules as other than disputed, contingent or unliquidated and that is not otherwise a Disputed Claim; or (b) a Claim that is allowed: (i) in any stipulation with any Debtor; (ii) in any contract, instrument, indenture or other agreement or document entered into with any Debtor in connection with the Plan; (iii) in a Final Order; or (iv) pursuant to the terms of the Plan.

“Allowed . . . Claim” means an Allowed Claim in the particular Class or category specified.

“Available Balance Sheet Cash” means all Cash on hand as of the Effective Date as reflected on the balance sheet of the Debtors or Reorganized Debtors, as applicable, but excluding (a) all Cash required to be held by the Debtors to satisfy applicable Nevada gaming regulations, including, but not limited to, items comprising the cage impress bankroll, including, but not limited to, ATM disbursements, jackpot payouts and check cashing amounts, (b) Cash in an amount necessary to satisfy or reserve for all payments required to be made under the Plan on the Effective Date, including, but not limited to, (i) payments on Allowed Claims or estimated Allowed Claims that may become due and payable after the Effective Date (including, but not limited to, all Allowed or estimated Administrative Claims, Priority Tax Claims, Other Secured Claims, Other Priority Claims, US Foods Secured Claims, and Allowed General Unsecured Claims that qualify for a single lump sum payment on the Effective Date pursuant to Articles III.B.5 and VI.G of the Plan) and (ii) if Class 3 Acceptance occurs, payments due to the New First Lien Administrative Agent pursuant to, and in connection with, the closing of the New First Lien Credit Agreement; (c) Cash in an amount of approximately $4 million that the Reorganized Debtors intend to use for general working capital purposes; (d) Cash in an amount necessary to satisfy any outstanding or estimated Prepetition Payments (as defined in the Cash Collateral Stipulation) or Adequate Protection Payments (as defined in the Cash Collateral Stipulation); (e) Cash in an amount necessary to satisfy the accrued and unpaid interest under the Mortgage Notes as of the Effective Date; (f) Cash in an amount necessary to satisfy any Allowed

Superpriority Claim (as defined in the Cash Collateral Stipulation); and (g) if Class 3 Acceptance occurs, the proceeds from the borrowings under the New First Lien Term Loan or from the issuance of the New Subordinated Notes.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as now in effect or hereafter amended.

“Bankruptcy Court” means the United States District Court for the District of Nevada having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to 28 U.S.C. § 157, the bankruptcy unit of such District Court.

“Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as in effect during the pendency of the Chapter 11 Cases.

“Bar Date Order” means the order entered by the Bankruptcy Court on July 11, 2012 [Docket No. 288] establishing the general deadline for the filing of proofs of Claim against the Debtors and the Estates, as well as certain other deadlines and procedures relating to the filing of proofs of Claim.

“Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

“Cash” means legal tender of the United States of America.

“Cash Collateral Stipulation” means the Stipulation Pursuant to 11 U.S.C. §§ 105, 361, 362, 363 and Fed. R. Bankr. P. 4001(b) and (d) between Bank of New York Mellon Trust Company, N.A., as Trustee, and the Debtors-in-Possession re (A) Use of Cash Collateral and (B) Grant of Adequate Protection Pursuant Nunc Pro Tunc to the Petition Date approved by final order of the Bankruptcy Court on June 27, 2012 [Docket No. 247].

“Causes of Action” means any and all claims, causes of action, demands, actions, suits, obligations, liabilities, cross-claims, counter-claims, offsets or setoffs of any kind or character whatsoever, in each case whether known or unknown, liquidated or unliquidated, matured or unmatured, contingent or non-contingent, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third-party action, action for indemnity or contribution or otherwise, based in whole or in part upon any act or omission or other event occurring at any time prior to the Effective Date.

“Chapter 11 Cases” means the cases commenced under chapter 11 of the Bankruptcy Code by the Debtors on May 17, 2012.

“Claim” means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

“Claims Agent” means Kurtzman Carson Consultants LLC in its capacity as the Debtors’ claims, noticing, and solicitation agent.

“Class” means a class of Claims or Equity Interests, as described in Article II.

“Class 3 Acceptance” means that the Holders of the Mortgage Note Claims that comprise Class 3 vote to accept this Plan in accordance with the requirements of section 1126(c) of the Bankruptcy Code.

 “Class 3 Consensual Cash Distribution” means, if Class 3 Acceptance occurs, the following amounts to be paid pursuant to and in accordance with this Plan:  (a) $85 million in Cash; (b) Cash in an amount necessary to satisfy any Allowed Superprioirty Claim (as defined in the Cash Collateral Stipulation); (c)

Cash in an amount equal to the accrued and unpaid interest under the Mortgage Notes as of the Effective Date; and (d) the amount of Available Balance Sheet Cash as of the Effective Date.

“Class 3 Cram-Down Cash Distribution” means, if Class 3 Acceptance does not occur, the following amounts to be paid pursuant to and in accordance with this Plan:  (a) Cash in an amount necessary to satisfy any Allowed Superpriority Claim (as defined in the Cash Collateral Stipulation); (b) Cash in an amount equal to the accrued and unpaid interest under the Mortgage Notes as of the Effective Date and (c) the amount of Available Balance Sheet Cash as of the Effective Date.

“Committee” means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases by the Office of the United States Trustee pursuant to the Notice of Appointment of Committee of Unsecured Creditors filed on May 29, 2012 [Docket No. 103], as such Committee may be reconstituted from time to time.

“Confirmation” means the entry of the Confirmation Order on the docket of the Bankruptcy Court.

“Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

“Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan, as such hearing may be continued from time to time.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

“Consenting Mortgage Noteholder” means the Holders of Mortgage Note Claims party to the Restructuring Support Agreement.

“Cram-Down Indenture” means, if Class 3 Acceptance does not occur, the new indenture to be entered into on the Effective Date governing the Cram-Down Notes between the Reorganized Debtors, as issuers, and [_____], as indenture trustee, the terms of which are described in detail in the Disclosure Statement.  The form of the Cram-Down Indenture and related documentation are described in the Disclosure Statement and included in the Plan Supplement.

“Cram-Down Notes” means, if Class 3 Acceptance does not occur, the new notes to be issued on the Effective Date by the Reorganized Debtors pursuant to and in accordance with this Plan, which notes either: (i) shall be secured by the liens on the Debtors’ property securing the Mortgage Note Claims to the extent of the Allowed amount of such Mortgage Note Claims, and shall provide each Holder of Allowed Mortgage Note Claims deferred Cash payments totaling at least the amount of such Holder’s Allowed Mortgage Note Claims, of a value, as of the Effective Date, of at least the value of such Holder’s interest in the Estates’ interest in such property; or (ii) shall provide the Holders of the Mortgage Note Claims with the indubitable equivalent of the Allowed Mortgage Note Claims.  The aggregate principal amount of the Cram-Down Notes will be equal to (a) the aggregate principal amount outstanding under the Mortgage Notes ($142,800,000), minus (b) the Available Balance Sheet Cash to be distributed to the Holders of the Allowed Mortgage Note Claims if Class 3 Acceptance does not occur.  The Cram-Down Notes will bear interest at 7.3% per annum.

“Cure Amount Claim” means a Claim based upon the Debtor’s defaults pursuant to an executory contract or unexpired lease at the time such contract or lease is assumed by the Debtor under section 365 of the Bankruptcy Code.

“Debtor” means the Joint Venture or SLCC, as applicable.

“Disbursing Agent” means the Reorganized Debtors, in their capacity as disbursing agent pursuant to Article VI.B, or any Third Party Disbursing Agent.

“Disclosure Statement” means the Disclosure Statement, as defined in the Introduction hereto (including all exhibits, schedules and supplements thereto or referenced therein) that relates to the Plan and has been prepared and distributed by the Debtors, as plan proponents, as the same may be amended, modified or supplemented.

“Disputed Claim” means any Claim as to which the Debtors or any other party in interest has filed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or any Claim otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order.

“Distribution Record Date” means the close of business on the Business Day immediately preceding the Effective Date.

“Effective Date” means the first Business Day on which (a) all conditions to the Effective Date in Article VIII  have been satisfied or waived and (b) the Plan is consummated.

“Eldorado LLC” means Eldorado Limited Liability Company.

“Equity Interests” means any and all of the general partnership interests, limited partnership interests, limited liability company interests, common stock of all classes or any other securities or equity interests issued by the Debtors and outstanding as of the Petition Date, along with any and all options, warrants or other rights to purchase any Equity Interests or demand the issuance of any Equity Interests, including: (a) redemption, conversion, exchange, voting, participation and dividend rights; and (b) liquidation preferences.

“Estates” means, collectively, the estates created for the Debtors in their Chapter 11 Cases pursuant to section 541 of the Bankruptcy Code.

“Fee Claim” means a Claim under sections 328, 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation, indemnification or reimbursement of expenses of a Professional or other entity for services rendered or expenses incurred in the Chapter 11 Cases on or prior to the Effective Date.

“File,” “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Cases or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied or resulted in no modification of such order; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not cause such order not to be a Final Order.

“General Unsecured Claim” means any Claim against any Debtor that is not an Other Secured Claim, an Other Priority Claim, a Mortgage Note Claim, a US Foods Secured Claim, or otherwise classified in a class other than and separate from the class of General Unsecured Claims.

“Holder” means a person or entity holding a Claim against, or Equity Interest in, any Debtor.

“Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A., or its successor, as Trustee under the Mortgage Notes Indenture.

“Joint Venture” means Circus and Eldorado Joint Venture.

“Mortgage Note Claim” means (a) any Claim arising under or in connection with, or evidenced by, the Mortgage Notes or the Mortgage Notes Indenture and (b) any Claim of the Indenture Trustee or any Holder of Mortgage Note Claims, as applicable, arising under or in connection with, or evidenced by, the Cash Collateral Stipulation, including, but not limited to any Superpriority Claim (as defined in the Cash Collateral Stipulation).

“Mortgage Notes” means the 10 1/8% Mortgage Notes due 2012 issued pursuant to the Mortgage Notes Indenture.

“Mortgage Notes Indenture” means that certain Indenture dated as of March 5, 2002 governing the 10 1/8% Mortgage Notes due 2012 between the Debtors, as issuers, and The Bank of New York, as indenture trustee, as amended, modified, restated or supplemented from time to time.

“New First Lien Administrative Agent” means the administrative agent under the New First Lien Credit Agreement.

“New First Lien Credit Agreement” means, if Class 3 Acceptance occurs, a new first lien credit agreement dated as of the Effective Date, which will govern the New First Lien Term Loan, between the Reorganized Debtors, the New First Lien Administrative Agent, as administrative agent thereunder, and the lenders thereunder, which shall be in form and substance acceptable to the Debtors and reasonably acceptable to the Required Consenting Mortgage Noteholders. The form of the New First Lien Credit Agreement and related documentation are described in the Disclosure Statement and a draft of the proposed form of the New First Lien Credit Agreement will be filed on or before August 10, 2012 as part of the Plan Supplement.

“New First Lien Term Loan” means, if Class 3 Acceptance occurs, the new $70 million term loan to be issued pursuant to the New First Lien Credit Agreement, which shall be secured by first priority liens over the assets of the Reorganized Debtors that will be senior and prior to the liens of the holders of the New Second Lien Notes.

“New Second Lien Indenture” means, if Class 3 Acceptance occurs, the new indenture to be entered into on the Effective Date governing the New Second Lien Notes between the Reorganized Debtors, as issuers, and [_______], as indenture trustee, which shall be in a form and substance acceptable to the Debtors and reasonably acceptable to the Required Consenting Mortgage Noteholders.  The form of the New Second Lien Indenture and related documentation are described in the Disclosure Statement and included in the Plan Supplement.

“New Second Lien Notes” means, if Class 3 Acceptance occurs, the new notes in the original principal amount of $27.5 million to be issued on the Effective Date by the Reorganized Debtors pursuant to and in accordance with the Plan which will mature on the five and a half year anniversary of the Effective Date.  Interest on the New Second Lien Notes will be payable for the first two years of the term of the New Second Lien Notes at a rate equal to either (a) 10% per annum paid in cash, or (b) 12% accrual on PIK interest, with the Reorganized Debtors having the option to pay in cash or as PIK, provided, however, that the Reorganized Debtors will be prohibited from electing to pay interest as PIK for any period(s) when the terms of the New First Lien Credit Agreement would permit the payment of that interest in cash.  At the beginning of third year of the term of the New Second Lien Notes, the interest rate will increase to 12% if paid in cash or 14% if paid as PIK interest, again at the election of the Reorganized Debtors; provided, however, that the Reorganized Debtors will be prohibited from electing to pay interest as PIK for any period(s) when the terms of the New First Lien Credit Agreement would permit the payment of that interest in cash.  The New Second Lien Notes will be secured by second priority liens over the assets of the Reorganized Debtors securing the New First Lien Term Loan that will be junior and subordinate to the liens securing the New First Lien Term Loan.

“New Subordinated Notes” means, if Class 3 Acceptance occurs, the new subordinated notes issued to the Partners in the initial face amount of $15 million as contemplated by the Restructuring Support Agreement.

“Other Priority Claim” means any Claim afforded priority in right of payment under Bankruptcy Code section 507(a), other than a Priority Tax Claim or an Administrative Claim.

“Other Secured Claim” means any secured claim other than a Mortgage Note Claim or a US Foods Secured Claim.

“Ordinary Course Professionals Order” means any order of the Bankruptcy Court authorizing the continued employment and payment of certain professionals of the Debtors in the ordinary course of the Debtors’ business.

“Partners” means Eldorado Limited Liability Company and Galleon, Inc.

“Petition Date” means May 17, 2012, the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

“PIK” means “pay in kind” or “payable in kind,” as applicable.

“Plan” means this Debtors’ First Amended Joint Chapter 11 Plan of Reorganization (June 1, 2012), and all exhibits attached hereto or referenced herein, as the same may be amended, modified or supplemented.

“Plan Supplement” means the compilation of documents and form of documents, schedules and exhibits filed by the Debtors in connection with the Confirmation Hearing, as modified or supplemented prior to the Effective Date, which documents shall include definitive documents governing (a) the New First Lien Credit Agreement, the New Second Lien Indenture and the New Subordinated Notes, or (b) the Cram-Down Indenture and the Cram-Down Notes, as applicable, and other related document to which the Debtors will be a party and which therefore will be approved in connection with the Plan.  If Class 3 Acceptance occurs, the documents included in the Plan Supplement prior to their execution in connection with the Effective Date shall be in form and substance acceptable to the Debtors and reasonably acceptable to the Required Consenting Mortgage Noteholders.

“Priority Tax Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” means, in reference to distributions under the Plan, the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class.

“Professional” means any professional employed in the Chapter 11 Cases pursuant to sections 327, 328 or 1103 of the Bankruptcy Code or any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

“Reinstate” or “Reinstated” or “Reinstatement” means such treatment as would render a Claim or equity interest unimpaired within the meaning of section 1124 of the Bankruptcy Code.

“Related Persons” means without limitation any existing or former affiliate, subsidiary, member, officer, director, executive committee member, manager, general manager partner, stockholder, holder of a partnership interest, trustee, member, representative, employee, agent, attorney, advisor, financial advisor, accountant, other Professional, their heirs, successors or assigns, or any person who is or was in control of any of the foregoing.

“Released Parties” means the Debtors and their respective estates, the Reorganized Debtors, the Partners and, if Class 3 Acceptance occurs, each Holder of a Mortgage Note Claim that votes to accept the Plan and the Indenture Trustee, and the respective Related Persons of each of the foregoing.

“Reorganized Debtor” means any Debtor on and after the Effective Date, in whatever corporate form such entity may take as a result of the Effective Date transactions contemplated by the Plan.

“Required Consenting Mortgage Noteholder” means the Consenting Mortgage Noteholders holding a majority of the aggregate principal amount of Mortgage Note Claims held by all Consenting Mortgage Noteholders party to the Restructuring Support Agreement (as of date of any applicable action or consent).

“Restructuring Support Agreement” means that certain Restructuring Support Agreement entered into as of March 15, 2012, by and among the Debtors, the Consenting Mortgage Noteholders and the Partners, as amended, modified, supplemented or restated from time to time in accordance therewith.

“Secured Claim” means a Claim against a Debtor that is secured by a valid lien on property in which such Debtor’s estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder’s interest in the estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.

“Schedules” means the Debtors’ schedules of assets and liabilities and statements of financial affairs filed with the Court on June 18, 2012, as they may be amended, modified or supplemented.

“SLCC” means Silver Legacy Capital Corp.

“Tax” means (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, property, environmental or other tax, assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other entity.

 “Third Party Disbursing Agent” means an entity designated by the Reorganized Debtors to act as a Disbursing Agent pursuant to Article VI.B.

“US Foods” means US Foods, Inc.

“US Foods Customer Agreement” means that certain Customer Account Application, dated as of January 26, 2012, executed by the Joint Venture in favor and for the benefit of US Foods.

“US Foods Secured Claims” means any and all Claims of US Foods that existed as of the Petition Date, based on, arising out of, or related to US Foods’ sales and deliveries of goods to the Debtors prior to the Petition Date pursuant to the US Foods Customer Agreement, invoices or otherwise.  The US Foods Secured Claims: (a) are secured by security interests on all assets of the Debtor; and (b) consist of (i) $210,944.10 based on US Foods’ sales and deliveries of goods to the Debtors prior to the Petition Date pursuant to the US Foods Customer Agreement, invoices or otherwise, plus (ii) all accrued interest (calculated in accordance with the US Foods Customer Agreement) on the amount set forth in the immediately preceding clause (i), whether such interest accrued prior to or subsequent to the Petition Date.

B.            Rules of Interpretation and Computation of Time

1.             Rules of Interpretation.  For purposes of the Plan, unless otherwise provided herein:  (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit Filed or to be Filed means such document or exhibit, as it may have been or may be amended, modified or supplemented pursuant to the Plan or Confirmation Order; (d) any reference to an entity as a Holder of a Claim or Equity Interest includes that entity’s successors, assigns and affiliates; (e) all references in the Plan to Sections, Articles and exhibits are references to Sections, Articles and exhibits of or to the Plan; (f) the words “herein,” “hereunder” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) subject to the provisions of any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the rights and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and the Bankruptcy Rules; and (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply to the extent not inconsistent with any other provision of this Article I.B.1.

2.             Computation of Time.  In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

ARTICLE II.
CLASSES OF CLAIMS AND EQUITY INTERESTS

All Claims and Equity Interests, except Administrative Claims and Priority Tax Claims, are placed in the following Classes. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described in Article III.A, have not been classified and thus are excluded from the following Classes.  A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the definition of that Class and is classified in such other Class or Classes to the extent that any remainder of the Claim or Equity Interest qualifies within the definition of such other Class or Classes.  Because the Plan provides for the substantive consolidation of the Debtors, all Claims and Equity Interests are classified on a consolidated basis.

Class	Claim	Treatment	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Deemed to Accept
Class 2	Other Priority Claims	Unimpaired	Deemed to Accept
Class 3	Mortgage Note Claims	Impaired	Eligible to Vote
Class 4	US Foods Secured Claims	Impaired	Eligible to Vote
Class 5	General Unsecured Claims	Impaired	Eligible to Vote
Class 6	Equity Interests	Unimpaired	Deemed to Accept

ARTICLE III.
TREATMENT OF CLAIMS AND EQUITY INTERESTS

A.            Unclassified Claims

1.             Payment of Administrative Claims

a.             Administrative Claims in General

Except as specified in this Article III.A.1, unless the Holder of an Administrative Claim agrees to less favorable treatment with the Debtors or Reorganized Debtors or unless a Final Order of the Bankruptcy Court provides otherwise, each Holder of an Allowed Administrative Claim will receive, in full satisfaction of its Administrative Claim, Cash equal to the amount of such Allowed Administrative Claim either (i) on the Effective Date, (ii) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or as soon thereafter as is reasonably practicable, or (iii) in the ordinary course of business and dealings between the Debtors and such Holder.

b.             Statutory Fees

On or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid in Cash equal to the amount of such Administrative Claims.  All fees payable pursuant to 28 U.S.C. § 1930 will be paid by the Reorganized Debtors in accordance therewith until the closing of the Chapter 11 Cases pursuant to section 350(a) of the Bankruptcy Code.

c.             Ordinary Course Liabilities

Administrative Claims based on liabilities incurred by the Debtors in the ordinary course of their business (including Administrative Claims of governmental units for Taxes (including Tax audit Claims related to Tax years commencing after the Petition Date and Administrative Claims arising from those contracts and leases of the kind described in Article V.C) will be paid by the Reorganized Debtors pursuant to the terms and conditions of the particular transaction giving rise to those Administrative Claims.

d.             Professional Compensation

Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Bankruptcy Court an application for final allowance of such Fee Claim by no later than 60 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order.

2.             Payment of Priority Tax Claims.  The legal, equitable and contractual rights of the Holders of Priority Tax Claims are unaltered by this Plan.  Subject to Article VII hereof, on, or as soon as reasonably practicable after, the later of (a) the Effective Date or (b) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Debtors:  (i) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (ii) such other less favorable treatment as agreed to in writing by such Holder; or (iii) pursuant to and in accordance with Bankruptcy Code sections 1129(a)(9)(C) and (D), Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five years after the Petition Date; provided, further, that Priority Tax Claims incurred by the Debtors in the ordinary course of business may be paid in the ordinary course of business in accordance with such applicable terms and conditions relating thereto in the discretion of the Debtors without further notice to or order of the Bankruptcy Court.

B.            Treatment of Classified Claims Against and Equity Interests in the Debtors

1.             Class 1:  Allowed Other Secured Claims

Classification:  Class 1 consists of Other Secured Claims against the Debtors.

Treatment:  Each Holder of an Allowed Other Secured Claim will be placed in a separate subclass of Class 1, and each subclass will be treated as a separate class for distribution purposes.  On or as soon as practicable after the Effective Date, each Holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction of such Allowed Other Secured Claim, one of the following treatments as determined by the Debtors or the Reorganized Debtors, as applicable:

(a)           the Debtors will pay the Allowed Other Secured Claim in full in Cash;

(b)           the Debtors will Reinstate the Allowed Other Secured Claim;

(c)           the Debtors will treat the Allowed Other Secured Claim in a manner indubitably equivalent to the treatments set forth in subsections (a) and (b) above; or

(d)           the Holder will receive such other treatment otherwise agreed to between the Holder and the Debtors.

Voting:  Allowed Other Secured Claims are unimpaired, and the Holders of Allowed Other Secured Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject this Plan.

2.             Class 2:  Allowed Other Priority Claims

Classification:  Class 2 consists of the Other Priority Claims against the Debtors.

Treatment:  The legal, equitable and contractual rights of the Holders of Allowed Other Priority Claims are unaltered by the Plan.  Each Holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Allowed Other Priority Claim, one of the following treatments, as determined by the Debtors or the Reorganized Debtors, as applicable:

(a)           the Debtors will pay the Allowed Other Priority Claim in full, without interest, in Cash on the Effective Date or as soon thereafter as is practicable, provided that, any Allowed Other Priority Claim that was not due and owing as of the Petition Date and is not due and owing as of the Effective Date will be paid in full in Cash when such Allowed Other Priority Claim becomes due and owing in accordance with its terms; or

(b)           each Allowed Other Priority Claim will be treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

Voting:  Allowed Other Priority Claims are unimpaired, and the Holders of Allowed Other Priority Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject this Plan.

3.             Class 3:  Allowed Mortgage Note Claims

Classification:  Class 3 consists of the Mortgage Note Claims.

Consensual Treatment:  If Class 3 Acceptance occurs, on the Effective Date, each Holder of an Allowed Mortgage Note Claim will receive, on account, and in full satisfaction, of its Allowed Mortgage Note Claim:

(a)           its respective Pro Rata share of (i) the Class 3 Consensual Cash Distribution and (ii) the New Second Lien Notes; and

(b)           the benefit of the release and injunctive provisions set forth in Article IX of this Plan.

Cram-Down Treatment:  If Class 3 Acceptance does not occur, on the Effective Date, each Holder of an Allowed Mortgage Note Claim will receive, on account, and in final satisfaction, of its Allowed Mortgage Note Claim, its respective Pro Rata share of (i) the Class 3 Cram-Down Cash Distribution and (ii) the Cram-Down Notes.

Voting:  Allowed Mortgage Note Claims are impaired, and Holders of Allowed Mortgage Note Claims are entitled to vote to accept or reject the Plan.

4.             Class 4:  Allowed US Foods Secured Claims

Classification:  Class 4 consists of the US Foods Secured Claims.

Treatment:  The US Foods Secured Claims shall be Allowed in the amount of (a) $210,944.10 based on US Foods’ sales and deliveries of goods to the Debtors prior to the Petition Date pursuant to the US Foods Customer Agreement, invoices or otherwise, plus (b) any and all accrued interest (calculated in accordance with the US Foods Customer Agreement) on the amount set forth in the immediately preceding clause (a), whether such interest accrued prior to or subsequent to the Petition Date.  On the Effective Date, (i) the Holders of the Allowed US Foods Secured Claims shall be paid, on account of such Allowed Claims, Cash in the amount of $210,944.10, and (ii) and there shall be no payment of any accrued interest (whether accrued prior to or subsequent to the Petition Date) included in the Allowed US Foods Secured Claims.

Voting:  Allowed US Foods Secured Claims are impaired, and Holders of the Allowed US Foods Secured Claims are entitled to vote to accept or reject the Plan.

5.             Class 5:  Allowed General Unsecured Claims

Classification:  Class 5 consists of the General Unsecured Claims against the Debtors.

Treatment:  Each Holder of an Allowed General Unsecured Claim will receive, on account, and in full satisfaction of its Allowed General Unsecured Claim, payment in full in Cash to be made in four equal quarterly installments, the last of which shall occur no later than one year after the Effective Date, with interest accruing at a rate of 5.0% per annum commencing on the Petition Date through the date that the

Allowed General Unsecured Claim is paid in full, provided that, (a) there shall be no payment of any interest accrued prior to the Petition Date on any Allowed General Unsecured Claim, and (b) notwithstanding the foregoing, this provision shall not accelerate the time that any Allowed General Unsecured Claim will become due and payable, and provided further that, in the event that any distribution to be made to a Holder of an Allowed General Unsecured Claim (on account of the principal amount of such Allowed General Unsecured Claims) in the aggregate totals less than $15,000, the Debtors, the Reorganized Debtors, and the Disbursing Agent, as applicable, shall make any such distribution in a single lump sum on the Effective Date, without interest.

Voting:  Allowed General Unsecured Claims are impaired, and Holders of Allowed General Unsecured Claims are entitled to vote to accept or reject the Plan.

6.             Class 6:  Equity Interests

Classification:  Class 6 consists of the Equity Interests in the Debtors.

Treatment:  The legal, equitable, contractual, and ownership rights of the Holders of Equity Interests are unaltered by the Plan.  Upon the Effective Date, the Holders of Equity Interests in the Joint Venture shall retain their Equity Interest in the Joint Venture, provided that, if the business form of the Joint Venture is changed pursuant to Article IV.A, the equity in the Joint Venture, as so reconstituted, shall be held equally among the Partners.

Voting:  Equity Interests are unimpaired, and the Holders of Equity Interests are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Equity Interests are not entitled to vote to accept or reject this Plan.

ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.            Continued Existence and Vesting of Assets in the Reorganized Debtor

The Debtors will, as the Reorganized Debtors, continue to exist after the Effective Date, with all the corporate or partnership powers, as applicable, under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law, and the Debtors may enter into and consummate one or more corporate restructuring transactions, including, but not limited to, changing the business or corporate form of either or both of the Debtors and/or dissolving SLCC.  Except as otherwise provided herein, as of the Effective Date, all property of the Estates of the Debtors, and any property acquired by the Debtors or Reorganized Debtors under the Plan, will vest in the Reorganized Debtors, free and clear of all Claims, liens, charges, other encumbrances and interests, other than those (i) provided for in the New First Lien Credit Agreement and the New Second Lien Indenture, or the Cram-Down Indenture, as applicable, and the respective collateral and security documents delivered in connection the New First Lien Credit Agreement, the New Second Lien Indenture or the Cram-Down Indenture, as applicable, or (ii) otherwise expressly provided for pursuant to this Plan.  On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.  Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to the Bankruptcy Court.

B.            Transactions Dependent Upon Class 3 Acceptance/Rejection

1.             Class 3 Acceptance.  If Class 3 Acceptance occurs, on the Effective Date:

(a)           the Reorganized Debtors shall enter into the New First Lien Credit Agreement, as well as any notes, documents or agreements in connection therewith, including, without limitation, any documents required in connection with the continuation or creation or perfection of liens in connection therewith;

(b)           the Reorganized Debtors shall enter into or issue, as the case may be, the New Second Lien Indenture, the New Second Lien Notes, and any documents or agreements in connection therewith, including, without limitation, any documents required in connection with the continuation or creation or perfection of liens in connection therewith; and

(c)           the Debtors shall enter into or issue, as the case may be, the New Subordinated Notes, and any documents or agreements in connection therewith, including, without limitation, any documents required in connection with the continuation or creation or perfection of liens in connection therewith.

2.             Class 3 Rejection.  If Class 3 Acceptance does not occur, on the Effective Date, the Reorganized Debtors shall enter into the Cram-Down Indenture, the Cram-Down Notes, and any documents or agreements in connection therewith, including, without limitation, any documents required in connection with the continuation or creation or perfection of liens in connection therewith.

C.            Funding for Cash Distributions to Occur Under the Plan

If Class 3 Acceptance occurs, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan:

(a)                   to the Holders of Allowed Mortgage Note Claims will be obtained from (i) the Available Balance Sheet Cash, (ii) the Debtors’ Cash balances, (iii) proceeds from the issuance of the New Subordinated Notes, and (iv) proceeds from borrowings under the New First Lien Credit Agreement; and

(b)                  to all other Holders of Claims entitled to payment will be obtained from the Reorganized Debtors’ Cash balances.

If Class 3 Acceptance does not occur, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan:

(a)                                                         to the Holders of Allowed Mortgage Note Claims will be obtained from the Available Balance Sheet Cash and the Debtors’ Cash balances; and

(b)                                                        to all other Holders of Claims entitled to payment will be obtained from the Reorganized Debtors’ Cash balances.

D.            Corporate Governance; Employment and Compensation

1.             Articles of Incorporation, Certificate of Designations and Bylaws

Subject to Article IV.A, the Reorganized Debtors shall continue to be bound by the existing partnership agreements, articles of incorporation and bylaws of the Debtors, as applicable, and such partnership agreements, articles of incorporation and bylaws shall, among other things, prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code, except to the extent necessary to comply with applicable gaming regulations; provided that, upon or after the Effective Date the Debtors will be authorized and empowered to amend their respective organizational documents in accordance with each Debtor’s existing organizational documents and applicable law and change their corporate structure, including but not limited to reforming, with respect to each Debtor, as a corporation or limited liability company in the Reorganized Debtors’ sole discretion.

2.             Directors and Officers of the Reorganized Debtors

Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, the initial officers, directors and executive committee members, as applicable, of each Reorganized Debtor will consist of the existing officers, directors and executive committee members of such Debtor.  The tenure of each officer, director and executive committee member of the Reorganized Debtors will be governed by the terms of the existing partnership agreements, articles of incorporation, or bylaws of the Debtors, as the same may be amended from time to time in accordance with this Plan, any existing employment agreements and applicable state law.

3.             Employment, Retirement, Indemnification and Other Related Agreements and Management Incentive Programs

As of the Effective Date, the Reorganized Debtors will have authority to: (a) maintain, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with its active directors, executive committee members, officers and employees, subject to the terms and conditions of any such agreement; and (b) adopt, execute and implement new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active and retired employees, if any, as determined by the Reorganized Debtors’ directors and executive committee members, as applicable.  To the extent any existing employment, retirement, welfare, incentive, severance, indemnification or other agreement with its active directors, executive committee members, officers and employees constitutes an executory contract, such executory contract shall be assumed as of the Effective Date.

Notwithstanding the foregoing, the obligation of the Debtors to indemnify any person or entity serving at any time on the Petition Date or thereafter as one of their directors, executive committee members, officers, or employees by reason of such Person’s or entity’s service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtors’ constituent documents or by a written agreement with the Debtors or in accordance with any applicable law shall be deemed and treated as executory contracts that are assumed by the Debtors pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date.

4.             Corporate Action.

The Reorganized Debtors have the authority to, without further act or action under applicable law, regulation, order or rule, and shall on the Effective Date: (a) if Class 3 Acceptance occurs, (i) enter into the New First Lien Credit Agreement, (ii) enter into the New Second Lien Indenture and issue the New Second Lien Notes, and (iii) issue the New Subordinated Notes and consummate the transactions contemplated thereunder; (b) if Class 3 Acceptance does not occur, enter into the Cram-Down Indenture and issue the Cram-Down Notes;  (c) make all other distributions provided for in the Plan pursuant to the terms set forth herein; and (d) adopt, execute, deliver and implement all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing.  In addition, any other matters provided for under the Plan involving the corporate structure of the Debtors or Reorganized Debtors or corporate action to be taken by or required of the Debtors or Reorganized Debtors will occur and be effective as of the Effective Date, if no such other date is specified in such other documents, and will be authorized and approved in all respects and for all purposes without any requirement of further action by the partners, managers, directors or executive committee members of the Debtors or the Reorganized Debtors.

E.             Preservation of Rights of Action

Except as provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may enforce any claims, demands, rights and Causes of Action that the Debtors or the Estates may hold against any entity, to the extent not released under Article IX.D. The Reorganized Debtors or their successors may pursue such retained claims, demands, rights or Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successors holding such claims, demands, rights or Causes of Action.

F.             Cancellation and Surrender of Instruments, Securities and Other Documentation

Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III, the Mortgage Notes and any securities, notes, documents and instruments which evidence such Claims shall (1) be canceled and (2) have no further force and effect other than the right to participate in distributions, if any, provided under the Plan in respect of such Claims, without any further action on the part of the Debtors or Reorganized Debtors.  The holders of or parties to such canceled instruments, securities and other documentation will have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no distribution under the Plan will be made to or on behalf of any holder of an Allowed Claim evidenced by such canceled instruments or securities unless and until such instruments or securities are received by the applicable Disbursing Agent or Indenture Trustee to the extent required in Article VI.H.

On the Effective Date, the Indenture shall be cancelled, except for purposes of effectuating the distributions under the Plan and allowing the Indenture Trustee to retain all charging liens pursuant to the terms of the Indenture with respect to distributions under the Plan.  Except as otherwise provided in the Plan, the Debtors, on the one hand, and the Indenture Trustee, on the other hand, will be released from any and all obligations under the Indenture except with respect to the distributions required to be made to the Indenture Trustee as provided in the Plan or with respect to such other rights of the Indenture Trustee that, pursuant to the terms of the Indenture, survive the termination of the Indenture.

G.            Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes

The General Manager, Chief Executive Officer, President and Chief Financial Officer of the Debtors or the Reorganized Debtors, as applicable, will be authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan.  The Secretary of the Debtors or the Reorganized Debtors, as applicable, will be authorized to certify or attest to any of the foregoing actions.   Pursuant to section 1146(c) of the Bankruptcy Code, the following will not be subject to any stamp Tax, real estate transfer Tax or similar Tax: (1) the vesting of the assets of the Estate in the Reorganized Debtors on the Effective Date; (2) the creation of any mortgage, deed of trust, lien or other security interest pursuant to the terms of the Plan; (3) the assumption of any executory contract or unexpired lease or the making or assignment of any lease or sublease; (4) if Class 3 Acceptance occurs, the entry into the New First Lien Credit Agreement and the issuance of the New Second Lien Notes; (5) if Class 3 Acceptance does not occur, the issuance of the Cram-Down Notes; or (6) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan.

H.            Substantive Consolidation

The Debtors’ request for confirmation of the Plan also is a motion by the Debtors that the Confirmation Order include provisions ordering the substantive consolidation of the Estates into a single consolidated Estate for the limited purposes of confirming and consummating the Plan, including, but not limited to, voting and distribution.  If substantive consolidation of all of the Estates is ordered, then on and after the Effective Date, all assets and liabilities of the Debtors shall be treated as though they were merged into the Joint Venture for the limited purposes of confirming and consummating the Plan, including, but not limited to, voting and distribution.

The Debtors believe that the limited substantive consolidation provided for in the Plan is legally justified, is in the best interest of the Debtors’ Estates and will promote a more expeditious and streamlined distribution and recovery process for all creditors.  As had been disclosed in the Debtors’ historic public filings, SLCC  was established solely for the purpose of serving as a co-issuer of the Mortgage Notes and, as such, does not have, and has never had, any operations, assets, or revenues.  Thus, SLCC’s creditors, effectively treated the Debtors as a single economic unit and did not rely on the Debtors’ separate identity in extending credit.  In addition, the proposed substantive consolidation will not affect the legal and organizational structure of the Reorganized Debtors or their separate corporate existences or any prepetition or postpetition guarantees, liens, or security interests that are required to be maintained under the Bankruptcy Code, under the Plan, any contract, instrument, or other agreement or document pursuant to the Plan (including the New First Lien Credit Agreement, the New Second Lien Indenture, the New Subordinated Notes or the Cram-Down Notes, as applicable), or, any contracts or leases that were assumed or entered into during the Chapter 11 Cases.  Accordingly, substantive consolidation of SLCC with the Joint Venture will not affect creditor recoveries or prejudice any creditor rights in any manner whatsoever.

ARTICLE V.
TREATMENT OF EXECUTORY CONTRACTS
AND UNEXPIRED LEASES

A.            Assumption and Rejection of Executory Contracts and Unexpired Leases

Any executory contract and unexpired lease that (i) has not expired by its own terms on or prior to the Effective Date, (ii) has not been assumed or rejected by the Debtors during the pendency of the Chapter 11 Cases, (iii) is not listed in a Plan Supplement as executory contracts or unexpired leases to be rejected, and (iv) is not the subject of a pending motion to reject such executory contract or unexpired lease, shall be deemed assumed by the Debtors as of immediately prior to the Effective Date, and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of any such assumption pursuant to section 365(a) and 1123 of the Bankruptcy Code.  Any executory contract or unexpired lease listed in a Plan Supplement as an executory contract or unexpired lease to be rejected by the Debtors shall be deemed rejected by the Debtors as of immediately prior to the Effective Date, and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of any such rejection pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

B.            Claims Based on Rejection of Executory Contracts or Unexpired Leases

All proofs of claim arising from the rejection (if any) of executory contracts or unexpired leases must be filed with the Claims Agent by no later than 30 days after the earlier of:  (i) the date of entry of an order of the Bankruptcy Court approving any such rejection and (ii) the Effective Date.  Any Claims arising from the rejection of an executory contract or unexpired lease for which no proof of claim was timely filed will be forever barred from assertion against the Debtors or the Reorganized Debtors, their Estates and property.  All such Claims shall, as of the Effective Date, be subject to the discharge and permanent injunctions set forth in this Plan.

C.            Cure of Defaults for Executory Contracts and Unexpired Leases Assumed Pursuant to Plan

Any monetary amounts by which an executory contract or unexpired lease to be assumed pursuant to this Plan is in default shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree.  In the event of any dispute regarding the amount of any cure payments, (i) the Bankruptcy Court will retain jurisdiction to adjudicate any such dispute, and (ii) if the Bankruptcy Court determines that any such disputed cure amount is required to be paid (in full or in part) by the Debtors pursuant to section 365(b)(1) of the Bankruptcy Code, the Debtors will pay such cure amount in the ordinary course following entry of the Bankruptcy Court’s Final Order resolving such cure dispute, provided that, the Debtor or Reorganized Debtor shall have the right, following entry of such a Final Order fixing a cure amount (if any) to reject the applicable executory contract or unexpired lease and any such rejection shall be deemed to have occurred immediately prior to the Effective Date.

D.            Insurance Policies

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as executory contracts under the Plan.  On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims.

ARTICLE VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.            Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in this Plan, distributions to Holders of Claims that are Allowed as of the Effective Date will be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (i) 60 days after the Effective Date or (ii) such later date when the applicable conditions of Article V.C (regarding cure payments for executory contracts and unexpired leases being assumed), Article VI.D.2 (regarding undeliverable distributions) or Article VI.H (regarding surrender of canceled instruments and securities) are satisfied.  Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Article VII.C.

B.            Method of Distributions to Holders of Claims

The Reorganized Debtors, or such Third Party Disbursing Agents as the Reorganized Debtors may employ in their sole discretion, and the Indenture Trustee with respect to distributions to Holders of Allowed Mortgage Note Claims, will make all distributions of Cash and other instruments or documents required under the Plan.  Each Disbursing Agent and the Indenture Trustee will serve without bond, and any Disbursing Agent or the Indenture Trustee may employ or contract with other entities to assist in or make the distributions required by the Plan.

On the Effective Date, the Reorganized Debtors shall coordinate with the Indenture Trustee to effectuate the delivery of (i) if Class 3 Acceptance occurs, the New Second Lien Notes and Cash distributions required under the Plan, or (ii) if Class 3 Acceptance does not occur, the Cram-Down Notes and Cash distributions required under the Plan, to the Holders of Allowed Mortgage Note Claims.

C.            Compensation and Reimbursement for Services Related to Distributions

Each Third Party Disbursing Agent providing services related to distributions pursuant to the Plan will receive from the Reorganized Debtors, without further Bankruptcy Court approval, such reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services as may be agreed to by the Debtors or Reorganized Debtors.  These payments will be made on terms agreed to with Reorganized Debtors and will not be deducted from distributions to be made pursuant to the Plan to Holders of Allowed Claims receiving distributions from a Third Party Disbursing Agent.

The Indenture Trustee shall not be required to give any bond or surety or other security for the performance of its duties as Disbursing Agent or stock transfer agent unless otherwise ordered by the Bankruptcy Court, and, in the event that a Disbursing Agent or stock transfer agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

D.            Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.             Delivery of Distributions

Each distribution to a Holder of an Allowed Claim entitled to distribution will be made by the Disbursing Agent to the address set forth in (a) such Holder’s proof of claim (if any) or (b) the Debtors’ schedules of assets and liabilities, provided that, the Indenture Trustee will make distributions to Holders of Allowed Mortgage Note Claims in accordance with the addresses contained in its records.

2.             Undeliverable Distributions Held by Disbursing Agents and Indenture Trustee

a.             Holding of Undeliverable Distributions

Subject to Article VI.D.2.c, undeliverable distributions will remain in the possession of the applicable Disbursing Agent or Indenture Trustee pursuant to this Article VI.D.2.a until such time as a distribution becomes deliverable.  Subject to Article VI.D.2.c, undeliverable New Second Lien Notes or Cram-Down Notes, as applicable, will be held by the Indenture Trustee for the benefit of the potential claimants of such securities.

b.             After Distributions Become Deliverable

The Disbursing Agent or Indenture Trustees, as applicable, will promptly make all distributions that become deliverable to Holders of Allowed Claims.

c.             Failure to Claim Undeliverable Distributions

Any Holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable distribution to be made by the Disbursing Agent or Indenture Trustee within two years after the Effective Date will have its claim for such undeliverable distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their property.  If any New Second Lien Notes or Cram-Down Notes, as applicable, remain unclaimed at the end of such period, those New Second Lien Notes or Cram-Down Notes, as applicable, will be surrendered to the Reorganized Debtors for cancellation. Nothing contained in the Plan will require the Debtors, Reorganized Debtors, Disbursing Agent or Indenture Trustee to attempt to locate any holder of an Allowed Claim.

E.             Distribution Record Date

The Debtors, Reorganized Debtors, Disbursing Agent or Indenture Trustee will have no obligation to recognize the transfer or sale of any Mortgage Note Claim that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and make distributions only to those Holders of Mortgage Note Claims who are Holders of such Claims as of the close of business on the Distribution Record Date.

F.             Means of Cash Payments

Except as otherwise specified herein, Cash payments made pursuant to the Plan will be in U.S. currency by checks drawn on a domestic bank selected by the Debtors or Reorganized Debtors or, at the option of the Debtors or Reorganized Debtors, by wire transfer from a domestic bank; provided that, Cash payments to foreign holders of Allowed Claims may be made, at the option of the Debtors or Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

G.            Minimum Distributions

In the event that any distribution to be made to a Holder of an Allowed General Unsecured Claim (on account of the principal amount of such Allowed General Unsecured Claims) in the aggregate totals less than $15,000, the Debtors, the Reorganized Debtors, and the Disbursing Agent, as applicable, shall make any such distribution in a single lump sum on the Effective Date, without interest.

H.            Surrender of Canceled Instruments or Securities

1.             Tender of Mortgage Notes.  Except as provided in Article VI.H.2 for lost, stolen, mutilated or destroyed Mortgage Notes, as a precondition to receiving any distributions provided for under the Plan, each Holder of an Allowed Mortgage Note Claim must tender the applicable Mortgage Notes to the Indenture Trustee in accordance with a letter of transmittal to be provided to such Holders by the Indenture Trustee as promptly as practicable following the Effective Date.  All surrendered Mortgage Notes will be marked as canceled and delivered.

2.             Lost, Stolen, Mutilated or Destroyed Mortgage Notes.  Any Holder of an Allowed Mortgage Note Claim with respect to which the underlying Mortgage Notes have been lost, stolen, mutilated or destroyed must, in lieu of surrendering such notes, deliver to the Indenture Trustee: (a) evidence satisfactory to the Indenture Trustee of the loss, theft, mutilation or destruction and (b) such security or indemnity as may be required by the Indenture Trustee to hold the Indenture Trustee and the Reorganized Debtors harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Mortgage Note Claim.  Upon compliance with this Article VI.H.2 by a Holder of an Allowed Mortgage Note Claim, such Holder will, for all purposes under the Plan, be deemed to have surrendered the applicable Mortgage Note.

3.             Failure to Surrender Mortgage Notes.  Any Holder of an Allowed Mortgage Note Claim that fails to surrender or is deemed not to have surrendered the applicable Mortgage Notes within two years after the Effective Date will to the fullest extent permitted by law have its right to distributions pursuant to the Plan on account of such notes discharged and will be forever barred from asserting any such Claim against the Reorganized Debtors or their respective property.  In such case, any New Second Lien Notes or Cram-Down Notes, as applicable, held for distribution on account of such Allowed Mortgage Note Claim will be treated pursuant to the provisions set forth in Article VI.D.2.c.

ARTICLE VII.
PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.            Prosecution of Objections to Claims

Pursuant to the Bar Date Order, the Bankruptcy Court established August 17, 2012 as the general deadline for filing proofs of Claim against the Debtors or the Estates, as well as certain other deadlines and procedures relating to the filing of proofs of Claim.  After the Confirmation Date, only the Debtors or the Reorganized Debtors, as applicable, will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court.  After the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

B.            Treatment of Disputed Claims

Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claims until such Claim becomes an Allowed Claim.

C.            Distributions on Account of Disputed Claims Once Allowed

The Disbursing Agent or Indenture Trustee, as applicable, will promptly make all distributions on account of any Disputed Claim that has become an Allowed Claim. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class.

D.            Estimation

The Debtors or the Reorganized Debtors, as the case may be, may at any time request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim. The Bankruptcy Court will retain jurisdiction to estimate any Claim at any time, including during proceedings concerning any objection to such Claim. If the Bankruptcy Court estimates any Disputed Claim, such estimated amount may constitute either (i) the Allowed amount of such Claim, (ii) the amount on which a reserve is to be calculated for purposes of any reserve requirement under the Plan, or (iii) a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as the case may be, may elect to object to ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

ARTICLE VIII.
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A.            Conditions Precedent to Confirmation

The Confirmation of this Plan shall be conditioned upon, and shall not occur, unless and until each of the following conditions have been satisfied or waived pursuant to the terms of this Article VIII:

(i)            The Bankruptcy Court shall have entered a Final Order, in form and in substance acceptable to the Debtors, approving the Disclosure Statement with respect to this Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

(ii)           This Plan and all schedules, documents, supplements and exhibits relating to this Plan, including, but not limited to, any Plan Supplement, shall have been filed in form and in substance acceptable to the Debtors and, if Class 3 Acceptance occurs, reasonably acceptable to the Required Consenting Mortgage Noteholders.

(iii)          The proposed Confirmation Order shall be in form and substance acceptable to the Debtors and, if Class 3 Acceptance occurs, reasonably acceptable to the Required Consenting Mortgage Noteholders.

B.    Conditions Precedent to the Effective Date

The Effective Date shall be conditioned upon, and shall not occur, and the Plan shall not be consummated unless and until each of the following conditions have been satisfied or waived pursuant to the terms of this Article VIII:

(i)            The Confirmation Order, in form and substance acceptable to the Debtors, shall have become a Final Order.

(ii)           If Class 3 Acceptance occurs, the New First Lien Credit Agreement and the other documents effectuating the New First Lien Credit Agreement shall be in form and substance acceptable to the Debtors and reasonably acceptable to the Required Consenting Mortgage Noteholders and shall have been executed and delivered by the parties thereto.

(iii)          If Class 3 Acceptance occurs, the New Second Lien Indenture, the New Second Lien Notes and the other documents effectuating the New Second Lien Indenture shall be in form and substance acceptable to the Debtors and reasonably acceptable to the Required Consenting Mortgage Noteholders and shall have been executed and delivered by the parties thereto.

(iv)          If Class 3 Acceptance occurs, the New Subordinated Notes and the other documents effectuating the New Subordinated Notes shall be acceptable in form and substance to the Debtors and the Partners and shall have been executed and delivered by the parties thereto.

(v)           If Class 3 Acceptance does not occur, the Cram-Down Indenture, the Cram-Down Notes and the other documents effectuating the Cram-Down Notes shall be acceptable in form and substance to the Debtors and shall have been executed and delivered by the parties thereto.

(vi)          The Debtors or the Reorganized Debtors, as applicable, shall have paid in Cash in full all of the Prepetition Payments (as defined in the Cash Collateral Stipulation) and Adequate Protection Payments (as defined in the Cash Collateral Stipulation) that are due and owing as of the Effective Date; provided that, as to any Adequate Protection Payments that have not been invoiced to the Debtors at least five (5) Business Days in advance of the Effective Date, the Debtors may pay such Adequate Protection Payments as soon as practicable after the Effective Date and such payment after the Effective Date shall not be deemed a failure of the condition set forth in this Article VIII.B(vi).

(vii)         All actions necessary to implement this Plan shall have been completed.

(viii)        All material consents, actions, documents, certificates and agreements necessary to implement this Plan, including any required governmental or regulatory consents, shall have been obtained, effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws.

C.            Waiver of Conditions Precedent

The Debtors shall have the right to waive any of the conditions precedent set forth in Article VIII of this Plan at any time without leave of or notice to the Bankruptcy Court and without any formal action other than proceeding with consummation of this Plan.  Further, the stay of the Confirmation Order, pursuant to Bankruptcy Rule 3020(e), shall be deemed waived by entry of the Confirmation Order; provided that, (i) if Class 3 Acceptance occurs, any waiver of the conditions set forth in Article VIII.B(ii) and (iii) shall require the consent of the Required Consenting Mortgage Noteholders (such consent not to be unreasonably withheld) and (ii) any waiver of the conditions set forth in Article VIII.B(vi) shall require the consent of the Indenture Trustee.

D.            Effect of Nonoccurrence of Conditions to the Effective Date

Subject to Article XI.C, if each of the conditions to the Effective Date is not satisfied, then upon motion by the Debtors or any party in interest made before the time that each of such conditions has been satisfied and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order may be vacated by the Bankruptcy Court; provided that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is satisfied before the Bankruptcy Court enters an order granting such motion.  If the Confirmation Order is vacated pursuant to this Article VIII.D, (1) the Plan will be null and void in all respects, including with respect to: (a) the discharge of Claims pursuant to section 1141 of the Bankruptcy Code; (b) the assumptions of Executory Contracts and Unexpired Leases pursuant to Article V.A; and (c) the releases described in Article IX.D; and (2) nothing contained in the Plan will: (a) constitute a waiver or release of any Claims by or against, or any Equity Interest in, the Debtors; or (b) prejudice in any manner the rights of the Debtors or any other party in interest.

ARTICLE IX.
DISCHARGE, RELEASES, INJUNCTION
AND SETTLEMENT

A.            Discharge of Claims

Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims against the Debtors arising on or before the Effective Date, including any interest accrued on Claims from the Petition Date.  In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of a discharge of all Claims and other debts and liabilities against the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim.

B.            Claims Enjoined

Except as provided in the Plan or the Confirmation Order or agreed to by the Debtors or the Reorganized Debtors, as of the Effective Date all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged pursuant to the terms of the Plan will be permanently enjoined from taking any enforcement actions on account of any such discharged Claim, debt or other liability, including, but not limited to, (i) commencing or continuing in any manner any action or other proceeding, (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order, (iii) creating, perfecting or enforcing any lien or encumbrance, (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors, and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the terms of the Plan.

C.            Global Settlement

Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement, and the Plan constitutes a request to authorize and approve such compromise and settlement, of all Claims among the Debtors, the Reorganized Debtors, the Released Parties and any Person (the “Global Settlement”).  Any distributions or contributions (including the proceeds from the New Subordinated Notes) to be made pursuant to the Plan shall be made on account of and in consideration of the Global Settlement, which, upon the Effective Date of the Plan, shall be binding on the Debtors and their Estates, the Reorganized Debtors, the Released Parties and all Holders of Claims against and Equity Interests in any Debtor.  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the Global Settlement and the Bankruptcy Court’s finding that the Global Settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Equity Interests, and that the Global Settlement is fair, equitable, and reasonable, and otherwise satisfies the requirements of Bankruptcy Rule 9019.

D.            Releases

As of the Effective Date, each of the Released Parties and each of their respective Related Persons shall be, and shall be deemed to be, released from all claims owned, held, or which could have been, or may be asserted by, any other Released Party whether prior to or subsequent to the Petition Date but in all cases not subsequent to the Effective Date arising from or related to the Debtors, their assets, businesses, property or estates, the Chapter 11 Cases, the Disclosure Statement, this Plan or the solicitation of votes on this Plan; provided that, nothing herein will in any way limit or modify any and all debts or obligations of the Released Parties or the substantial consummation obligations of the Released Parties, as required under the Plan, all agreements entered into in connection with the Plan, or any prior order of the Bankruptcy Court.  As of the Effective Date, for good and valuable consideration, including, but not limited to, the funding under the New Subordinated Notes, each Holder of a Claim or Equity Interest shall, and shall be deemed to, release the Released Parties and each of their respective Related Persons from any and all claims, whether arising prior to or subsequent to the Petition Date but in all cases not subsequent to the Effective Date arising from or related to the Debtors, their assets, businesses, property or estates, the Chapter 11 Cases, the Disclosure Statement, this Plan or the solicitation of votes on this Plan; provided that, these releases will have no effect on the liability of any Released Party arising out of gross negligence or willful misconduct; and provided further that, nothing herein will in any way limit or modify any and all debts or obligations owed to such a Holder pursuant to this Plan or prior order of the Bankruptcy Court.  As used in this paragraph, “claims” shall include, without limitation, any and all claims, debts, demands, obligations, rights, causes of action, or liabilities whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, suspected or unsuspected, foreseen or unforeseen, now existing or hereafter arising, in law, equity or otherwise (including, but not limited to, those arising under section 541-550 of the Bankruptcy Code).  It is the intent of the parties that this release be general and interpreted as broadly as possible under applicable law.

E.             Exculpation

The Released Parties and each of their respective Related Persons shall incur no liability to any Holder of a Claim or Equity Interest for any act, event, or omission in connection with, or arising out of, the Chapter 11 Cases, the Confirmation of the Plan, the solicitation in connection with the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, in each case relating to any fact or circumstance existing prior to or as of the Effective Date.  The Debtors and their Related Persons have, and are deemed to have, participated in good faith (within the meaning of section 1125(e) of the Bankruptcy Code) and in compliance with the applicable provisions of the Bankruptcy Code with respect to the solicitation of acceptances or rejections of the Plan and the distributions made pursuant to the Plan.  Specifically, pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and their Related Persons shall not have any liability for any violation of any applicable law, rule or regulation arising from or connected with (i) the transmittal of solicitation packages (including transmittal of the Plan and Disclosure Statement), (ii) the solicitation of votes to accept or reject the Plan, or (iii) the offer, issuance, sale or purchase of any securities offered or sold under or in connection with the Plan.

F.             Supplemental Injunction

In order to preserve and promote the settlements contemplated by and provided for in the Plan and as described in this Article, except as otherwise expressly provided in the Plan or the Confirmation Order, all Persons and any Person claiming by or through them, which have held or asserted, which currently hold or assert, or which may hold or assert any Claims or any other Causes of Action, obligations, suits, judgments, damages, debts, rights, remedies, or liabilities of any nature whatsoever, and all Equity Interests, or other rights of a Holder of an equity security or other ownership interest, against any of the Released Parties based upon, attributable to, arising out of or relating to any Claim against or Equity Interest in any of the Debtors, whenever and wherever arising or asserted, whether sounding in tort, contract, warranty or any other theory of law, equity or admiralty, shall be, and shall be deemed to be, permanently stayed, restrained and enjoined from taking any action against any of the Released Parties for the purpose of directly or indirectly collecting, recovering or receiving any payment or recovery with respect to any such Claims or other Causes of Action, obligations, suits, judgments, damages, debts, rights remedies or liability, and all Equity Interests or other rights of a Holder of an equity security or other ownership interest, arising prior to the Effective Date, including, but not limited to (i) commencing or continuing in any manner any action or other proceeding, (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order, (iii) creating, perfecting or enforcing any lien or encumbrance, (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any Released Party, and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the terms of the Plan.

Bankruptcy Rule 3016 Compliance.  The Debtors’ compliance with the formal requirements of Bankruptcy Rule 3016(c) shall not constitute an admission that the Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code.

Consent to Injunction.  By accepting distributions pursuant to the Plan, each Holder of a Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in this Article.

ARTICLE X.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible, including jurisdiction to:

i.              Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance, priority or classification of Claims or Equity Interests;

ii.             Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

iii.            Resolve any matters related to the assumption of any executory contract and unexpired lease to which a Debtor is a party or with respect to which a Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including any disputed cure amount;

iv.            Ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

v.             Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors or the Reorganized Debtors that may be pending on the Effective Date or brought thereafter prior to the closing of the Chapter 11 Cases;

vi.            Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

vii.           Resolve any case, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or any entity’s rights arising from or obligations incurred in connection with the Plan or such documents;

viii.          Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code; modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement, the Plan Supplement, or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement, the Plan Supplement, or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

ix.            Issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

x.             Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

xi.            Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; and

xii.           Enter a final decree closing the Chapter 11 Cases.

ARTICLE XI.
MISCELLANEOUS PROVISIONS

A.            Dissolution of Committee

On the Effective Date, the Committee will dissolve and the members of the Committee and any of its Professionals will be released and discharged from all duties and obligations arising from or related to the Chapter 11 Cases. The Professionals retained by the Committee and the respective members thereof will not be entitled to assert any Fee Claim for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Article III.A.1.d and in connection with any appeal of the Confirmation Order.

B.            Modification of the Plan

Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, upon not less than ten days’ prior written notice, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend or modify the Plan before its substantial consummation; provided that if Class 3 Acceptance occurs, any alterations, amendments or modifications of the Plan shall require the consent of the Required Consenting Mortgage Noteholders (such consent not to be unreasonably withheld).  In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Claims or Equity Interests pursuant to this Plan, the Debtor may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Confirmation Order or any related documents, with respect to such matters as may be necessary to carry out the purposes and effects of this Plan.

C.            Revocation of the Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur, then the Plan will be null and void in all respects, and nothing contained in the Plan will: (1) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors, (2) prejudice in any manner the rights of the Debtors or any other party in interest, or (3) constitute an admission of any sort by the Debtors of any other party in interest.

D.            Severability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision then will be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan to the extent that the general intent of the Plan can be effectuated will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

E.             Successors and Assigns

The rights, benefits and obligations of any entity named or referred to in the Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

F.             Issuance of Notes Under Plan

The issuance of the Second Lien Notes or the Cram-Down Notes, as applicable, to the Holders of Allowed Mortgage Note Claims shall be exempt from registration under the Securities Act of 1933, as amended and similar state or local laws pursuant to section 1145 of the Bankruptcy Code.  The Confirmation Order shall include a finding and conclusion, binding upon all parties to the Chapter 11 Cases, the Securities and Exchange Commission and all state regulatory enforcement agencies, to the effect that such offer, issuance and sale fall within the exemption set forth in section 1145 of the Bankruptcy Code.

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G.            Filing of Additional Documents

On or before substantial consummation of the Plan, the Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Dated: July 27, 2012

Respectfully submitted,

CIRCUS AND ELDORADO JOINT VENTURE

By:	Stephanie S. Lepori /s/
Name:	Stephanie Lepori
Title:	Chief Accounting and Financial Officer

SILVER LEGACY CAPITAL CORP.

By:	Stephanie S. Lepori /s/
Name:	Stephanie Lepori
Title:	Chief Accounting and Financial Officer